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                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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Contacts:  Peter N. Hood, Chief Financial Officer
           Storage Computer Corporation
           (603) 880-3005
           phood@storage.com

           STORAGE COMPUTER TO FOCUS ON SWAN OPTICAL NETWORKING MARKET
                               WITH VSA PRODUCTS

              Network Storage Market to Grow to $24 Billion by 2005

NASHUA, N.H. - August 28, 2002 -- Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage is realigning its efforts to actively promote the benefits of Storage Wide-Area Networking SWAN products to provide the speed, reliability and cost-effectiveness required for today's businesses to access stored data at all times from anywhere within the enterprise and meet their security and business continuance requirements. The network storage market is estimated to be $24.23 Billion by 2005, up from $9.4 Billion in 2001, according to the Yankee Group.

Theodore J. Goodlander, Chairman and Chief Executive Officer of the Company, announced a reorganization of the Company's management team and staffing adjustments to reflect this focus as the Company responds to the recently reported near term set back in its pursuit of its intellectual property rights. Mr. Edward Gardner has resigned his position as President but will continue as an outside Director of the corporation working as the point person with our legal team to enforce our intellectual property and patent rights. Mr. John Thonet has resigned as Chief Operating Officer to pursue other opportunities but will also continue as an outside Director of the corporation.

"In order to maximize our liquidity and streamline our efforts to bring our VSA products to general availability, we have made across the board staffing reductions, effective immediately," reported Peter N. Hood, Chief Financial Officer. "While this action comes in very difficult economic times for those employees effected, we must make every effort possible to insure future success of the Company."

"As we reported in our earlier press releases, the decision in the Hitachi matter is being carefully reviewed by the Company and our attorneys and we expect to announce a decision in the near future with respect to an appeal of the Judgment," stated Edward Gardner. "In addition, the Company, through our attorneys, is continuing to aggressively pursue the enforcement of our intellectual property and patent rights worldwide." Currently, Storage Computer has an infringement action pending against Veritas asserting infringement of three of Storage Computer's US patents.

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Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high performance storage solutions, develops and manufactures software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire, with subsidiaries and distribution in over 20 countries. Company information may be found at http://www.storage.com.

This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.